UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2010

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

Termination of Asset Purchase Agreement

As described in the Current Report on Form 8-K filed by Helix Wind, Corp. (the “Company”) on February 2, 2010, the Company issued 1,101,322 shares of restricted common stock of the Company to secure its commitment to fund the reorganization of Abundant Renewable Energy, LLC (“ARE”). On February 8, 2010, the Company was informed by the escrow agent holding said shares that the United States Bankruptcy Court for the District of Oregon dismissed the Chapter 11 plan of reorganization effective February 2, 2010. As a result of such dismissal, the Asset Purchase Agreement dated as of September 9, 2009 by and among the Company, ARE and the other signatories thereto was terminated. The escrow agent further informed the Company that it would be transferring the 1,101,322 shares to ARE.

Section 3 – Securities and Trading Markets
Item 3.02 Unregistered Sales of Equity Securities

Share Issuances

As of the date of this Current Report on Form 8-K, the Company has issued an additional 2,875,000 shares of common stock. Included in said amount are the 1,101,322 issued in escrow to ARE described above, 834,231 shares as a result of the conversion of outstanding notes  and 689,447 as a result of the exercise of cashless warrants. Although these shares are restricted securities, upon the 12 month anniversary of the Company ceasing to be a ‘shell’ company (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended), the shares issued upon conversion of the notes and exercise of the warrants (an aggregate of 1,523,678 shares), become freely tradeable under Rule 144.  The 12 month anniversary of such date is February 12, 2010.

As of the date hereof, the Company has 42,131,550 shares issued and outstanding, and on a fully diluted basis, the Company has approximately 67,500,000 shares.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By: /s/ Ian Gardner
Name: Ian Gardner
Title: CEO

Date:  February 12, 2010

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